CONTACT:	Daniel T. Hendrix
Chairman and Chief Executive Officer
Jay Gould
President and Chief Operating Officer
Gregory J. Bauer
Vice President and Corporate Controller
(770) 437-6800

Christine Needles, Interface, Inc.
(404) 491-4660, christine.needles@interface.com

FOR IMMEDIATE RELEASE

INTERFACE ANNOUNCES RESTRUCTURING PLAN

ATLANTA, Georgia, January 5, 2017 – Interface, Inc. (Nasdaq: TILE), a worldwide carpet tile company and global leader in sustainability, today announced a new restructuring plan that will result in pre-tax restructuring charges in the fourth quarter of 2016 and first quarter of 2017.

Many of the changes in the restructuring efforts will be focused on the company's FLOR business model. After careful consideration, the Company has decided to exit the specialty retail channel and will eventually close the majority of its FLOR retail stores between January and the end of April 2017. Interface also will relocate FLOR's headquarters from Chicago to Interface's headquarters in Atlanta. Additionally, the charges will include workforce reductions of approximately 70 FLOR team members and a number of other employees in the commercial business in the Americas and Europe regions, and write-downs of certain underutilized and impaired assets.

In connection with the restructuring plan, the Company expects to incur a pre-tax restructuring and asset impairment charge in the fourth quarter of 2016 of approximately $17-19 million, followed by an additional charge in the first quarter of 2017 of approximately $7-9 million.  The planned charge in the first quarter of 2017 is primarily related to exit costs associated with the FLOR retail stores, a majority of which are expected to remain open for the first quarter of 2017.

The anticipated charges, which total approximately $25-27 million, are part of a continued effort to streamline costs and more closely align the company's operating structure with its business strategy. The charges are expected to be comprised of approximately $10-11 million of severance expenses, $6-8 million of lease exit costs, $7-8 million for impairment of assets and $1 million of other items.  The plan is expected to be substantially completed in the first half of 2017, and is expected to yield annual cost savings of approximately $13-14 million beginning in fiscal year 2017, with approximately $9 million of the savings realized in selling, general and administrative expenses, and $4 million realized in cost of sales.

Jay Gould, Interface's President and Chief Operating Officer commented, "FLOR is a vital part of the Interface family. This shift represents an important step in ensuring that the brand continues to thrive while capitalizing on our expertise in business-to-business and opportunities in e-commerce. We will maintain design and innovation hubs with our locations in Upper East Side Manhattan, SoHo NYC and San Francisco."

Mr. Gould concluded, "While we are excited about the opportunities ahead, these decisions are never easy, but are necessary to accelerate our strategic plan. As we complete the restructuring process, we are working closely with both affected team members and those who will remain to ensure a smooth transition."

Webcast and Conference Call Information

In conjunction with this announcement, Interface will host a conference call tomorrow morning, January 6, 2017, at 8:30 a.m. Eastern Time. The conference call will be simultaneously broadcast live over the Internet. Listeners may access the conference call live over the Internet at the following address:
http://edge.media-server.com/m/p/6jasf2jd/lan/en or through the Company's website at:
http://www.interfaceglobal.com/Investor-Relations.aspx. The archived version of the webcast will be available at these sites for one year beginning approximately one hour after the call ends.

Interface, Inc. is the world's largest manufacturer of modular carpet, which it markets under the Interface and FLOR brands. The Company is committed to the goal of sustainability and doing business in ways that minimize the impact on the environment while enhancing shareholder value.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

Except for historical information contained herein, the other matters set forth in this news release are forward‑looking statements.  Those forward-looking statements include statements regarding the anticipated future charges, expenditures and savings relating to the restructuring plan described above. In particular, all of the anticipated charges, expenditures, savings and time frame relating to the restructuring plan described above are estimates and are therefore subject to change. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including risks and uncertainties associated with economic conditions in the commercial interiors industry as well as the risks and uncertainties discussed under the heading "Risk Factors" included in Item 1A of the Company's Annual Report on Form 10-K for the fiscal year ended January 3, 2016, which discussion is incorporated herein by this reference, including, but not limited to, the discussion of specific risks and uncertainties under the headings "Sales of our principal products have been and may continue to be affected by adverse economic cycles in the renovation and construction of commercial and institutional buildings," "We compete with a large number of manufacturers in the highly competitive commercial floorcovering products market, and some of these competitors have greater financial resources than we do," "Our success depends significantly upon the efforts, abilities and continued service of our senior management executives and our principal design consultant, and our loss of any of them could affect us adversely," "Our substantial international operations are subject to various political, economic and other uncertainties that could adversely affect our business results, including by restrictive taxation or other government regulation and by foreign currency fluctuations," "Concerns regarding the European sovereign debt crisis and market perceptions about the instability of the euro, the potential re-introduction of individual currencies within the Eurozone, the potential dissolution of the euro entirely, or the possibility of the U.K. exiting the European Union, could adversely affect our business, results of operations or financial condition," "Large increases in the cost of petroleum-based raw materials could adversely affect us if we are unable to pass these cost increases through to our customers," "Unanticipated termination or interruption of any of our arrangements with our primary third party suppliers of synthetic fiber could have a material adverse effect on us," "The worldwide financial and credit crisis could have a material adverse effect on our business, financial condition and results of operations," "We have a significant amount of indebtedness, which could have important negative consequences to us," "The market price of our common stock has been volatile and the value of your investment may decline," "Our earnings in a future period could be adversely affected by non-cash adjustments to goodwill, if a future test of goodwill assets indicates a material impairment of those assets," "Our business operations could suffer significant losses from natural disasters, catastrophes, fire or other unexpected events," and "Our Rights Agreement could discourage tender offers or other transactions for our stock that could result in shareholders receiving a premium over the market price for our stock."  Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made.  The Company assumes no responsibility to update or revise forward-looking statements made in this press release and cautions readers not to place undue reliance on any such forward-looking statements.